        EXHIBIT 99.1

Conference Call Transcript

CAT - Q1 2007 Caterpillar Inc. Earnings Conference Call

Event Date/Time: Apr. 20. 2007 / 11:00AM ET

CORPORATE PARTICIPANTS

Mike DeWalt
Caterpillar Inc. - Director IR

Doug Oberhelman
Caterpillar Inc. - Group President

CONFERENCE CALL PARTICIPANTS

Jamie Cook
Credit Suisse - Analyst

David Bleustein
UBS - Analyst

Terry Darling
Goldman Sachs - Analyst

David Raso
Citigroup - Analyst

Andrew Obin
Merrill Lynch - Analyst

Joel Tiss
Lehman Brothers - Analyst

Mark Koznarek
Cleveland Research - Analyst

Seth Weber
Banc of America Securities - Analyst

Robert Wertheimer
Morgan Stanley - Analyst

Ann Duignan
Bear Stearns - Analyst

 PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Caterpillar first-quarter 2007 earnings results conference call. At this time, all participants have been placed on a listen-only mode and we will open the floor for your questions and comments following the presentation. It is now my pleasure to turn the floor over to your host, Mike DeWalt. Sir, the floor is yours.

Mike DeWalt - Caterpillar Inc. - Director IR

Thank you, and good morning, everybody, and welcome to Caterpillar's first-quarter conference call. I'm Mike DeWalt, the Director of Investor Relations. I'm pleased to have Caterpillar Group President Doug Oberhelman and our CFO Dave Burritt with me on the call today.

Just a reminder. This call is copyrighted by Caterpillar Inc. Any use, recording, or transmission of any portion of this call without the express written consent of Caterpillar Inc. is strictly prohibited. If you would like a copy of today's call transcript, you can go to the SEC filings area of the investor section of the cat.com website; or go to the SEC's website, where it will be filed as an 8-K today.

In addition, certain information relating to projections of our results that we will be discussing today are forward-looking and involve risks, uncertainties, and assumptions that could cause actual results to materially differ from the forward-looking information. A discussion of some of those factors, individually or in the aggregate, that we believe could make our actual results differ materially from projections is discussed here and can be found in our cautionary statement under Item 1A of our Form 10-K filed with the SEC on February 23.

Before we get started on the quarter, just a reminder. We will be holding our 2007 analysts meeting with Jim Owens, our Chairman and CEO, this coming Monday afternoon in Munich, Germany, at Bauma. We still have open seats for the meeting. If you would like to register, please call [Angela Tolbert]. Our IR contact information is on the cat.com website.

Okay, on to the quarter. Earlier this morning, we reported solid first-quarter results. In fact, it was our best first quarter ever for sales and revenues and profit per share. All in all, it was a pretty good quarter, especially when you consider the headwinds we all knew were coming, with weakness in construction in the US, particularly for housing, and the severe drop in on-highway truck engines.

In terms of the numbers, sales and revenues were just over $10 billion and profit per share was $1.23. Sales and revenues were up about 7% and profit per share rose $0.03 from last year.

Let's focus for a minute on the improvement in sales and revenues from the first quarter last year because it is a story with significant positives, but also a couple of significant negatives. Again, overall, we were up $624 million, and that is despite a decline in North American Machinery and Engines sales volumes, excluding Progress Rail, of $996 million. That is almost $1 billion of downsized news in North America for the quarter.

It's probably no surprise to most of you that North America suffered weak construction sales, particularly for housing, and a big drop-off in on-highway truck engines. But there was also another factor and that is the change in Dealer Machine Inventories, primarily in North America.

In our 2006 year-end release and during the conference call last quarter, we told you that we expected the changes in Dealer Machine Inventory would negatively impact sales by about $1 billion in 2007. That is the difference between last year's increase in dealer inventories and our expectation this year that they will come down. In the first quarter, the impact on sales was over $500 million worldwide; more than all of it, about $600 million, in North America.

For the most part, it was due to the absence of last year's buildup in inventory. During the first quarter of 2007, dealers took inventory down slightly in North America, but in most of the rest of the world inventory went up somewhat, a result of strongly increasing sales outside North America.

Okay, with the North American Machinery and Engines sales volume down almost $1 billion, but total sales and revenues up $624 million, there is about $1.6 billion of positives to discuss. They were, first, robust sales of Machinery and Engines outside North America. Sales volume outside North America was a positive $896 million.

Now if you'd look at our total sales and revenues by region, as we reported this morning in the release, and use that as an indicator, Europe, Africa/Middle East was up 36%; Asia-Pacific 22%; and Latin America was up 15%.

This is a point that I would like to emphasize because it doesn't seem to get as much attention as it deserves when people look at Caterpillar. There is so much focus on the US, the fact that we are a very globally diverse Company doesn't always come through. This was a quarter that really demonstrated that global diversity and industry diversity.

Speaking of industry diversity, we saw weakness in US construction overall, again particularly housing. Coal mining in the US was weak. Again on-highway truck in the US was off sharply.

But we saw continued strength in areas like commodity-related industries, metals mining, coal mining outside the US, and oil and gas. We saw strength in engines for electric power generation, marine engines, machines for infrastructure development, particularly outside North America, and machines for construction, including housing outside North America.

So of the $1.6 billion of sales and revenues positives, again, sales volume outside North America was about $900 million of that. The other items were $389 million of sales from Progress Rail, which we acquired in June of 2006. Progress Rail has been a good news story for Caterpillar. It is a service-related business is outperforming our expectations.

In the quarter, currency had a favorable impact of $184 million on sales and revenues. Price realization was positive $105 million, and I will note that is despite an unfavorable impact of geographic sales mix. Financial Products revenues were up $46 million.

Again, it was a positive quarter for sales and revenues despite weakness in US housing and on-highway truck, and a sizable, unfavorable impact to sales from dealer inventory reductions.

Let's turn to profit for a moment. On the positive side, price realization contributed $105 million. Again, that is net of geographic mix. We had a $46 million gain on the sale of a small interest we had in a German company. In addition, Progress Rail contributed as well.

Offsetting those positives, core operating costs were up $207 million. Of that, material costs were about $40 million. We also experienced operating inefficiencies, particularly related to factories involved in the production of on-highway truck engines. In addition, SG&A and R&D costs were up somewhat.

Another unfavorable item in the quarter was the tax rate. It increased to 32% from 31% in the first quarter a year ago.

One more point. Currency effects, while they had a positive impact of $184 million on sales and revenues, we had a similar negative impact on costs.

Okay, let's move on to the outlook. First, just a reminder, last year sales and revenues were $41.5 billion and profit per share was $5.17. For 2007, our previous outlook was for sales flat to up 5% or $41.5 billion to $43.6 billion. The profit outlook was $5.20 to $5.70 per share.

Just a note on that. The $46 million gain on the sale of the security in Germany that we talked about was reflected in our previous outlook.

This morning, we were pleased to raise our expectation for 2007 for both sales and revenues and profit per share. The new outlook for sales and revenues is a range of $42 billion to $44 billion. Profit per share has moved to an outlook range of $5.30 to $5.80 a share. That is an increase of $0.10 a share at both the top and the bottom end of the range.

While we have increased the outlook overall, the picture isn't the same worldwide. We have moved some of our underlying economic and industry expectations. There is a very comprehensive review in this morning's release. But some of the highlights are a weaker picture in the US. Our previous outlook expected US GDP growth of about 2.5% in 2007, and we now expect slower growth and are forecasting US GDP at about 2%.

Our outlook still anticipates Fed rate cuts, but later in the year and probably too late to do much for the US economy in 2007.

We have lowered our full-year expectation for US housing starts from 1.7 million in our previous outlook to about 1.5 million in this morning's outlook. And 1.5 million is a drop of about 20% from last year. Then remember, 2006 was higher than 2005.

Our previous outlook had a very weak North American on-highway truck industry. Our expectation today for trucks is about the same, but a little lower for engines because more 2006 engines that were in inventory went into trucks in the first quarter than we had anticipated in our previous outlook.

On the plus side, we see continued strength outside North America. We are encouraged by solid economic growth and commodity prices that remain at levels that encourage additional investment.

To sum it up for 2007, for new machine sales, overall weakness in North America led by housing, and a considerable strength outside North America led by good economic growth, investment in infrastructure, and solid commodity prices.

For engines, a big decline in on-highway truck, but continued strength and growth in oil and gas, marine, electric power, and industrial applications.

Before we move on to the Q&A, I would like to take a minute and talk about what we are seeing from dealers in two areas, dealer inventory and retail statistics in term sales. At the conclusion of today's call, we will be posting dealer retail statistics to our website. Overall, they are moving in a positive direction.

What you will see is that the worldwide three-month moving average for new machine sales increased. It moved from a 3% year-on-year increase for the three months ended February to a 6% increase for the three months ending in March.

For engines in total, the number declined from being down 2% in February to being down 7% in March. The drop, no surprise, was all truck. The three-month moving average dropped out in December of 2006, which was a big prebuy month for trucks, and picked up March. For every other engine end-market industry, the three-month moving average was positive in March.

One final point before we move on to the Q&A. While we expect profit per share to be up in 2007, and we turned in a first quarter better than 2006 in terms of profit per share, we expect a very tough comparison in the second quarter. We had a very strong second quarter last year, and North American machine sales had not started declining yet last year.

In addition, we expect the impact of North American dealer inventory changes to be a factor again in the second quarter. We see some improvement in sales in truck engines but not a lot; it is still a negative from last year.

What I am trying to suggest, without moving us into a position of providing specific quarterly guidance, is that we expect the comps in the second quarter to be tougher than in the second half of the year.

Okay, in summary, we had a pretty good quarter considering the negatives around truck and North American machine sales. In fact, a record first quarter for us in terms of the top line and profit per share. We're raising the sales and profit outlook for 2007.

I think the takeaway from the first quarter is that Caterpillar is truly a global Company with a broad product line and a growing, diversified services-related business serving a wide variety of industries throughout the world.

Okay, let's move on to the Q&A portion of the call. Over the past few quarters, we have not taken questions from as many of you as we would have liked. So today, we are going to try and adhere to the one-call, one-follow-up per caller. If you could help us cooperate on that, that would be great. And we are ready for our first question.

 QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Jamie Cook.

Jamie Cook - Credit Suisse - Analyst

Good morning. Credit Suisse. Congratulations. I guess my first question, you know, Mike, in the release you suggest that housing and truck -- it seems like it was a little worse than you thought. Yet profits, I guess, only hurt you by about $130 million. I think you were expecting $200 million. So I guess, why did it hurt you less given the markets were worse? How should we look at this for the remainder of the year?

Mike DeWalt - Caterpillar Inc. - Director IR

Yes, I think, our expectation for the full year produced those two kind of categories are worse. I think in the first quarter, our performance in housing wasn't all that different from what we expected. I think the drag in the first quarter from truck was better than we thought. Partly, that is from a bit of a favorable sales mix on the engines that we did sell.

And we worked really hard on cost control in the first quarter. I think some of the savings there we will keep and some of the savings from the first quarter will probably come back into the full year.

Jamie Cook - Credit Suisse - Analyst

Okay. Then just my follow-up question. Mike, can you elaborate on the negative mix in the quarter with regards to pricing and how we should think about that for the remainder of the year?

Then, you said you had about $105 million in price in the first quarter relative to $900 million. I mean, I assume there's easier comps in the second half, but how comfortable are you guys given the macro environment in the US?

Mike DeWalt - Caterpillar Inc. - Director IR

Well, we have made no secret that relative pricing is a bit higher in the US than elsewhere in the world. If you think about how the year plays out and how the year played out last year -- because we are thinking about comps here. In the first half of last year, North America was still really strong; and the rest of the world was relatively speaking weaker. We didn't really see North America start to turn down in our numbers until sort of third and fourth quarter.

So we started having, particularly in the fourth quarter of last year, we started seeing more negative geographic mix sort of effect on pricing. Well, as we get into the first quarter of this year, the number on a sort of a comparable basis is pretty big for us in the first quarter, because we are comparing it against a quarter that had a very strong North America last year. And this year, we have a very weak North America and a very strong non-North American chunk of it.

So, I think as we get through the year, the comps on geographic mix should get better. That doesn't necessarily reflect our view that North America is going to get a lot better. It just reflects in terms of the comps that the second half of last year kind of got worse in the second half.

Jamie Cook - Credit Suisse - Analyst

All right, great. I will get back in queue. Thank you.

Operator

David Bleustein.

David Bleustein - UBS - Analyst

It's UBS. Two questions. First, you mentioned a lot about Middle East, a lot about global infrastructure. Can you talk a little bit about what you're seeing in India? Some of the roadbuilding projects there, and how much exposure you may or may not have to it.

Mike DeWalt - Caterpillar Inc. - Director IR

You know, David, sales in India and China and the rest of Asia for that matter, were up pretty good in the first quarter. I think our view of India is improving. Our specific exposure to road construction in India, I am afraid I am not up on. I don't know too much myself about the big projects that are going on there. But overall business there is pretty good.

David Bleustein - UBS - Analyst

Right. Then my related follow-up is something like this. Given the weakness of the dollar, I am just curious to know what your manufacturing mismatch is. How much more are you producing in US dollars and exporting sort of on a total cost basis than -- what is the mismatch? And what is your total net export figure?

Mike DeWalt - Caterpillar Inc. - Director IR

Right, I will just talk about our currency balance overall. Overall, in terms of sales and cost risk, we are relatively balanced worldwide. We do have a little bit of a net cost exposure on UK pounds. But if you take that out of the mix, broadly in terms of sales and costs we are pretty well balanced -- so -- from a translation standpoint.

So like this quarter, we had $184 million positive effect on the top line in terms of sales from differing exchange rates, but we had a very similar negative effect on costs.

Doug Oberhelman - Caterpillar Inc. - Group President

Let me just add to that, Mike, if I could. Doug Oberhelman speaking. We have worked hard really since the early '80s in structuring our companies to eliminate some of the currency exposures that we had, from that point in time anyway.

Mike is exactly right. If you were to see our accumulated, cumulative cash flows in dollars in sales and costs, they are relatively balanced. That has actually been a fact for the last several years.

So when we see the currency move like we have seen with the euro lately, or with the relatively weak yen even, on a macro basis we are pretty balanced. And that is where we want to be.

On somewhat of a micro balance, we have overexposure in UK pounds with a lot of manufacturing there. It is our second-largest country in terms of employment and physical assets. Of course, that is something we are working on.

But all in all, we build high-volume products where we sell them. We build them in Europe and sell them in Europe. We build them in South America and sell them in South America. More and more, we are building in Asia and selling in Asia. So we are taking the dollar risk, certainly, to a level that this Company has not seen before and I think will continue on.

All the big equipment comes out of the US and is exported from here. The mining equipment, heavy tractors, heavy loaders and graders. So when we get a weak dollar, that helps us with that. But that just goes to offset some of the pound position that we have over there. But we are delighted with where we are strategically with our manufacturing and sales footprint at the moment.

David Bleustein - UBS - Analyst

Terrific. Thanks a bunch.

Operator

Terry Darling.

Terry Darling - Goldman Sachs - Analyst

Goldman Sachs. Just a point of clarification first. Mike, if we look at the machinery disclosure on price realization, you got total up $12 million; but the pieces add to $77 million. Given the volume drop in North America, I would have thought that price realization number would have been negative. Is that -- if you can reconcile that for us?

Mike DeWalt - Caterpillar Inc. - Director IR

No, I probably should have mentioned that in the preamble, but the difference is the effect of geographic sales mix. In other words, if you look at individually the regions, we will have price realization in each region. But for example, when volume goes up outside the US, particularly in Europe and Asia, that has a negative impact on the total price realization number overall.

Terry Darling - Goldman Sachs - Analyst

Got it. Okay. Question on guidance for the Asia-Pacific region. That was an area you did not raise the sales forecast for the year. I think if we go back and look historically, Asia-Pac first quarter as a percentage of Asia-Pac total years, just over 20%. I think this year, it would imply that it is closer to -- higher than that. If we go with the historical, so you would have $600 million, higher potential sales for Asia-Pac. You beat our estimate for the quarter.

Why does Asia-Pac sales not go up in your revision? Does the new number include the inclusion of the consolidation of the joint venture that you're expecting to do some point latter half of the year?

Mike DeWalt - Caterpillar Inc. - Director IR

Yes, we will do those in reverse. It does not -- our guidance today does not include any effects of completing a majority ownership in SCM. So the second part of that is no, the guidance does not include any of that. If and when that comes to pass this year, we will talk about that separately as an event and its impact on the year.

In terms of Asia-Pacific overall, we kept the sales guidance -- you're absolutely right -- the same. We took down North America. We left Asia-Pacific the same. We took up Latin America and EAME.

It is not too far off -- the full-year guidance is not too far off. We were up, I think, 22% in the first quarter. So I think the full year is a little bit less than the first quarter. But it is a reflection of what our individual by-country forecasts are for the rest of the year.

Remember, too, that is at the midpoint of the outlook range. We did provide a range; and I will just bring that up again. Sales in any of those regions could be a little higher or they could be a little bit lower. Again that is sort of pegged at the midpoint.

Terry Darling - Goldman Sachs - Analyst

Okay, that's helpful. Lastly, you took the Financial Services guidance down. Can you address that as well?

Mike DeWalt - Caterpillar Inc. - Director IR

Yes, in fact, let me address that overall, because I am sure it is a little bit confusing. If you look at our outlook and you were to look at the different bars in the outlook, you see the one that says “Other” got quite a bit better; and the one that is “Financial Products” got a fair bit worse.

In the first quarter -- and I'm not going to get into the details, because the details of this are between us and our dealers. But we changed our terms with dealers in North America in the first quarter. The net effect of that is the manufacturing company, the Machinery and Engines, will be selling fewer receivables to the financial company, Cat Financial.

That manifests itself really in three places in our guidance. That other bucket, which was the elimination of the discount, is getting better, because there will be less of the discount to eliminate. In Financial Products, because they are not going to have as many of the receivables to collect, their profit is going to go down. Then there is a small piece of it related to cash discounts that is a small negative in price realization as well.

So overall, not a huge effect, but it did affect the individual buckets. The Other bucket got a little better for it; the Financial Products bucket got a little worse; and the price realization bucket was very, very small. A negative there.

Terry Darling - Goldman Sachs - Analyst

Thanks much.

Operator

David Raso.

David Raso - Citigroup - Analyst

Citigroup. My question is on the outlook. The dealer inventory, the North American swing, we used to speak for the whole Company about a $1 billion swing. Essentially what was increased last year plus what it will be down this year, about $1 billion. Roughly, it looks like North America in the first quarter probably had close to 700 million; and they built 600 last year; and stayed down about 100 first quarter. Is the number still the same? Is it $1 billion?

How far along are we? The first quarter, that swing is pretty material. Can you update us on where we are in the full-year journey of getting the inventory the way you want it?

Mike DeWalt - Caterpillar Inc. - Director IR

Yes, David, I don't think we have changed our full-year view of what we are trying to get done. Your numbers are pretty close for the first quarter. North America impact was just a little over $600 million. That is the difference between the build last year and a bit of a reduction this year.

You know, we are working on that. We said last time, and it's probably still true this time, it will probably be a bit more front-end loaded in the year. So I had cautionary statements about the second quarter because we certainly expect this to continue into the second quarter.

But I don't think we are changing our -- I know we're not changing our full-year view of that. I think we are pretty happy with the progress we made.

In fact, there is another point about this that I wanted to make. Some people might question, well, you didn't actually reduce inventories significantly in the first quarter, even though you had a big effect on sales, because of the absence of last year's build. I think a point to bring out here is that historically, kind of almost no matter what is going on, dealers have a tendency to want to increase inventory in the first quarter because the second quarter is usually a big retail period.

So I think the fact that we just didn't have big inventory increases in the first quarter really shows the extent of what we have done with dealers to help them reduce their inventory.

David Raso - Citigroup - Analyst

When it comes to the engine volumes, clearly it is well understood Mossville was using some of their slack capacity maybe for some other end-markets. But still the volumes were pretty strong in Engines for the quarter, relative to my estimate. Was there some breakthrough when it comes to bottlenecks at Lafayette, or Kiel, Germany, or any facilities, that maybe we didn't appreciate? Because Lafayette seemed like it was a situation where the capacity wasn't really going to be able to be ramped up till later this year. Can you highlight that, especially (multiple speakers)?

Mike DeWalt - Caterpillar Inc. - Director IR

I will make one comment and then I will turn it over to Doug who is probably in the best position here to talk about Engines. But overall, we have been saying for a long time that the markets other than truck are very good. In fact, are -- over 70% of our external business is not truck. Lafayette has had a great quarter. Kiel had a great quarter. Solar had a pretty good quarter. But I think I will turn that over to Doug.

Doug Oberhelman - Caterpillar Inc. - Group President

Yes, David, I can't tell you how pleased I am with the performance by the Engine group overall in the first quarter. Everything outside of Mossville, everything outside of on-highway truck, is hitting on every cylinder every single day. We do not have that capacity in place that we have been talking about. It is being put in place, but it has not materially impacted us. Although we have been able to ratchet up a little bit through some early efforts in the Cat Production System that we're implementing. But essentially, the higher capacity is yet to come there.

We are just really getting it found in terms of price realization and in terms of efficiencies that we have to date.

The on-highway truck business in the first quarter was a little better, I think, in terms of our efficiency than we thought, for a lot of reasons. A razor focus on costs and cost control and cost management up there in Mossville. The industry is significantly weaker than we thought. Our ramp up in the first quarter was borderline poor. We knew that was going to happen. We decided for the first time in an emissions model year changeover, '06 to '07, that we would run the '06 model right up to the stroke of midnight on New Year's Eve, which we did. We have never done that before. Usually we start the ramp up in the third quarter so that by late December we're at a fairly rapid rate of new models in January.

This year, with the cooperation of our customers, we said we are going to produce all the '06s we could. They wanted them. We wanted it. And that is what happened.

So we virtually produced nothing in the month of January. We had startup problems then in February and on into March. No question about it. We had some quality issues with some of the components. We had some supply chain problems with a couple of the components. But by April 1, things were really moving nicely.

I am going to give you some statistics here that I haven't given you in the past, and we probably won't give you in the future. But just to emphasize where we are in our production, April will average about 160 heavy-duty units a day in terms of start on line and shipments. That is down significantly from last year, as you know. But it is up significantly from February and March.

In May, that number is going to go up a little bit to about 170 a day on average. These are heavy-duties, 13- and 15-liter engines out of the Mossville complex. So we are ramping up nicely.

Another statistic I would provide you as an anecdote is that this week we have been able to average very close to 180 a day as we make up for some of those lost slots. So what you're going to see for us, I am sure, is a first-quarter weakness in -- saw in terms of our financial performance and in terms of our market share. Second quarter that is going to change significantly in terms of market share.

We are still very low levels in terms of volumes. These numbers I provided you are really low from where they were last year. We hope they will come back. But the industry, as you all know in watching, is very, very weak. Retail activity in the truck lots is very, very slow.

But we have a very good ramp rate. We have virtually no quality problems at the moment. Virtually no supply chain problems at the moment. And we are producing at what is a pretty good capacity in April and May. We will see how long that lasts in terms of retail activity.

David Raso - Citigroup - Analyst

Definitely appreciate the detail there, Doug. Just so I walk away understanding clearly, the demand was not a surprise, ex-truck engines. Your ability to get the volume out the door to match at this high level was impressive. But you're telling me you still have the incremental capacity, trying to look out to '08 numbers and so forth. That is still all in the come; you didn't in a way pull it forward. I mean, it would be impressive to do it. But trying to think of the model looking out back half '07, '08. Incremental Lafayette, incremental other engine plants, that is still all on the come?

Doug Oberhelman - Caterpillar Inc. - Group President

It is all on the come. We talked to you in Lafayette last year, and we have been talking about added capacity. We're spending that money. It is in play. These are very long lead-time machine tools. All kind of machining complexes that we have not seen yet, and that is ahead of us. The very earliest we will see any of that is late '07. Most of it in '08 and again another tranche of that late '09, '10. That is all ahead of us at the moment.

David Raso - Citigroup - Analyst

Great, thank you very much.

Operator

Andrew Obin.

Andrew Obin - Merrill Lynch - Analyst

Merrill Lynch. Just a question on the higher warranty costs. Is this driven by new product introductions?

Mike DeWalt - Caterpillar Inc. - Director IR

Well, you know, warranty is driven by everything that we have in the field. I can tell you that improving quality for us, particularly the early-hour issues, has been a major focus for us over the last six months, certainly. Or actually even more than six months, eight months.

We expect to that to come through and for warranty costs to be a key indicator. We were up a bit in the first quarter, and I can tell you we are on that. I wouldn't pin it all on new products, though, no.

Andrew Obin - Merrill Lynch - Analyst

The second question, in terms of looking at your cash flow statement, the buildup in inventories. Can you pinpoint a specific reason for the buildup of inventories in your factories in the first quarter? I apologize if I missed it.

Mike DeWalt - Caterpillar Inc. - Director IR

Yes. You know, I can give you some reasons and I will give you a few here now, but I think it is also safe to say that we were not pleased with the degree of inventory growth in the first quarter.

There are some things that normally happen. In-transit inventory, that is inventory between us and the dealers, usually drops at year-end; and it comes up a little in the first quarter. Solar usually has a big fourth quarter and then starts building inventory.

We usually have a bit of material that starts coming into the factories for what is frequently a bigger second-quarter build schedule. So those are all factors that contribute. But we just weren't happy with the terms in the first quarter.

Doug Oberhelman - Caterpillar Inc. - Group President

Yes, I will shed a little more light on that. I know Jim is going to hit this pretty hard Monday in Munich in terms of our strategy and vision of where we are going with this. But right now, we have had, as you all know, a focus on what we call Vision 2020. Basically four legs to that stool -- people, quality, velocity, and cost.

We are delighted with our people, which is primarily safety numbers. We think our quality numbers are turning. Our velocity numbers are not; and we are not happy with that. The inventory in the first quarter was a manifestation thereof. Our cost performance has been pretty good.

We have redoubled all efforts of this area of velocity. We expect to get the inventory down, as we reported earlier. We have got all hands on deck to do that.

We have been disappointed. It has not happened, and it shows itself in that cash flow statement in the first quarter. But there is, again, a razor focus on velocity now in inventory, as there has been on some of the other components that we are seeing some light at the end of the tunnel. I am going to let Jim steal the show on that on Monday, which I think he will be happy to do.

Andrew Obin - Merrill Lynch - Analyst

Thank you very much for all the details.

Operator

Joel Tiss.

Joel Tiss - Lehman Brothers - Analyst

I'm still at Lehman Brothers. How are you doing?

Mike DeWalt - Caterpillar Inc. - Director IR

A-OK, Joel. We're happy to know you are still there.

Joel Tiss - Lehman Brothers - Analyst

Yes, well, there is nowhere else to go. I just want to dig a little bit into the $900 million of price increase that you expect. Is that already in place? Or is that -- you expect to announce some of that as we go through the year?

Mike DeWalt - Caterpillar Inc. - Director IR

Just a couple of points on that, Joel. We did, last fall, we did announce the January price increase. So that is already baked in. We have not announced any other price increases for the year. Like a couple years ago, I think in '04 and '05, we had midyear price increases that we took midyear. That is not in any guidance here today. So the answer to that is no.

I talked a little bit about this earlier in terms of the spread of price realization throughout the year. But again on a comparative basis I think geographic mix is probably a little heavier weighted in the first quarter than we will see kind of on average for the rest of the year. I think the level of merchandising programs probably in the first quarter, particularly in the US, was probably a little heavy as we were working with dealers to help them reduce some of their older inventory.

But yes, I think the price increases that we have for 2007 were January price increases that were baked into our previous outlook and today's.

Joel Tiss - Lehman Brothers - Analyst

Okay. Just a follow-up, it looks like you lowered your estimate for the full year on the reduction in the core operating costs. You know, it's going to be better than you thought it was going to be, the increases. You know, steel and copper, raw material costs are up. Can you just talk a little bit about what is driving that improvement? Is it productivity? Is it raw material costs increases? Thank you.

Mike DeWalt - Caterpillar Inc. - Director IR

Yes, a couple of comments on cost. One, let's just take the full year. We did raise our outlook for costs for the full year from about $225 million to $300 million. There is -- we will take a couple of pieces that could be behind that.

One is material costs are a little bit higher. We started the year, our original outlook was for flat material costs or essentially zero. We modified that a little bit. We are probably going to have a very small cost increase. Not huge dollars, particularly when you consider a material spend in the neighborhood of $20 billion. But up a little bit, so that is a contributor.

Also, we took the sales number up a little bit. That adds a little bit of pressure to costs as well. So that is most of the $75 million increase for the year from $225 million to $300 million.

If you look at how it spreads through the year, if you look at cost levels, you can just take SG&A and R&D if you want. The first quarter of this year is certainly below the average of the last half of last year. So on a comparative basis, what we need to do this year is just not let our costs go up. We had generally speaking higher costs in the second half of last year. So our task here is to not let costs go up; and then we will get a more favorable comparison later in the year.

Joel Tiss - Lehman Brothers - Analyst

Okay, thank you.

Operator

Mark Koznarek.

Mark Koznarek - Cleveland Research - Analyst

Cleveland Research. Good morning. Can you address, Mike, the impact of change in currency translation in your outlook? Because it strikes me, just looking at some of the dollar weakness versus the key currencies, the euro for example is down. (inaudible) up nearly 5%. So you know, if you take only half of that amount, it is equivalent to your full $0.5 billion change in your full-year revenue guidance. Can you comment on that and the profit impact of change in currency, please?

Mike DeWalt - Caterpillar Inc. - Director IR

Yes, two comments. First, let's just take it to the top-line. Effect on currency on our top line and the outlook. It had some affect, but we don't necessarily put our outlook together at a spot rate on the day of the release. You know, we would have anticipated some of the decline that has already occurred in terms of the forward rates.

So I think there is an impact, but it's not quite as significant as you might expect. But some piece of our increase in the top line from a range of $41.5 billion to $43.6 billion, going up to $42 billion to $44 billion, a bit of that increase was exchange related.

In terms of the effect on profit, Doug kind of covered that pretty well earlier. Generally speaking, we are pretty reasonably balanced on sales and costs. So it didn't really have much of an effect overall on profit.

Mark Koznarek - Cleveland Research - Analyst

Okay. As a follow-up (inaudible) your two really weak product, Mossville Engine and BCP products, can you comment on the cost-reduction initiatives that occurred in the first quarter and whether there will be sequential improvement in the second quarter?

Mike DeWalt - Caterpillar Inc. - Director IR

I will turn the Engine piece over to that to Doug in just a second here. But I do want to just make a little bit of a correction to what you said. BCP, for those of you that maybe don't know what BCP is, it is our Building Construction Products division that sells into, say, residential and small nonresidential, for the most part, industries.

It is down in the US, but it is up substantially outside the US. So I think you might get a little bit of a different picture of BCP if you looked at it on a worldwide basis. But that said, both of those divisions or facilities, Mossville and the facilities that provide the US, are really working on cost reduction. I will let Doug handle the rest of that.

Doug Oberhelman - Caterpillar Inc. - Group President

Yes, we have -- as part of our future trough planning each division is expected to have a very detailed cost reduction, cost management plan if and when they need it. In the case of truck engines obviously it is near depression level of volume up there in the first few months of '07. We have pulled those trough triggers as we call them late last year. Everything from travel to meetings to discretionary investments, you name it. Reductions in variable labor. We had a lot of shifting going on in terms of how we managed our labor costs. All of those triggers were pulled late and I am very pleased with the reactions from that.

In the case of Building Construction Products there, as Mike said, outside the US things are booming. Their two plants in North Carolina pulled their triggers about mid last year; and again, went through a detailed cost reduction, cost management effort to get there. I think some of the results we have seen are as a result of that. Again, it is everything from -- to be funny -- turning the lights off at night to reductions in anything discretionary in terms of investment in any costs whatsoever during the downturn.

I would take advantage of this and say this is a plan we expect every one of our divisions to have. We review it with them at least once a year, and we make sure that we have plans in place that they can execute by almost expense category in the event that the triggers have to be pulled.

Mark Koznarek - Cleveland Research - Analyst

Just to make sure I understand correctly, Doug, it sounds like these triggers got pulled in '06, suggesting that you got down to your cost-reduction run rate pretty quick in the first quarter. And in turn, that means that we won't get much incremental benefit further in the second quarter. Is that accurate?

Doug Oberhelman - Caterpillar Inc. - Group President

Well, I think, yes, that is probably accurate. I think our numbers overall in terms of our core operating cost containment reflect that. I would say that is probably right. We certainly won't let those cost go up.

Now as we ramp up volume in Mossville here in the second quarter and beyond, hopefully, we will see some cost increase in variable. But we would not intend to relax those much. I think that is a fair comment.

Mark Koznarek - Cleveland Research - Analyst

Okay, thanks very much.

Operator

Seth Weber.

Seth Weber - Banc of America Securities - Analyst

Banc of America. Good morning, guys. Mike, your prepared remarks, your comments about the US nonresidential construction market were perhaps a little more cautious than we would have thought. Has your stance on that changed since the beginning of the year? Do you think that could reaccelerate here later in the year and into next year?

Mike DeWalt - Caterpillar Inc. - Director IR

Well, I will avoid talking much about '08. But I think our view for '07 is for modest growth, but growth in nonresidential. I'm talking about the industry, not necessarily our machine sales. I will kind of swap over to that in just a second.

But I think the industry overall, we are looking for growth, but very slow growth, particularly compared to last year. I suppose it could reaccelerate later in the year. I think spending for the first part of the year was weaker than our expectation for the full year. So I think we are expecting some improvement, but certainly not a lot.

Now in terms of our sales, our sales are probably going to be around nonresidential worse than what we are looking at for the overall industry, for a couple of reasons. One is this dealer inventory change we have been talking about. Remember -- and when we talk about nonresidential here, we are talking about inside the US. Because, and I will say this again, outside the US totally different story, very positive, sales good.

But inside the US, this reduction in dealer inventory is going to certainly affect our sales more than you would see in the industry. That is purposeful. We are working actively with dealers to do that.

Another thing is kind of spillover from housing. These are different industries, but they frequently use similar machines. Sometimes particularly machines that would go into our rental fleets, it's a little bit hard to split between residential and nonresidential, because you have the same contractors running the same machines. At any rate, I think our sales will lag mostly because of dealer inventory.

Doug Oberhelman - Caterpillar Inc. - Group President

I want to make a point here, and Mike has hit it a couple of times. If there is a key takeaway from this phone call on this quarterly result to all of you and to our shareholders, it is that the balance between our overseas business, our international business, non-US business, has never looked better.

While non-res in the US may soften a bit more, may not, things going on outside the US are very, very attractive to us. We worked hard on this. We have put a lot of time in China investment and manufacturing and dealer representation, business model. Same in India. Same in Southeast Asia. Same in South America. We really worked to make sure that in the event we have a slowdown in an industry or a geography or a market, we have got something else to make up for it.

This quarter is showing that, I think, like we have never seen it before. So we are pretty happy about that. I really want to make sure the emphasis here is on the geographic diversity in this quarter, and the results and benefit to shareholders as a result.

While we may see a variation in US non-res, we have baked it into our outlook as we can tell; but everything else is sure just really looking strong and good, and we are delighted with that.

Seth Weber - Banc of America Securities - Analyst

Okay, thanks for addressing that. Just one quick follow-up. Can you give us, Mike, the number of machines on managed distribution at this point?

Mike DeWalt - Caterpillar Inc. - Director IR

Yes, that is hard to do. Because you know, we changed our process in the first quarter for how we are dealing with dealers. Our program to help them manage inventory down, essentially, essentially, all the core machines and all the mining equipment are on a type of managed distribution. So it is not really an apples-to-apples comparison.

I think the way to think about it is we are specifically managing most of the core product and mining products with dealers. But it is not because we can't produce it. It is because we are working very discretely with them on helping them take down their inventories.

Seth Weber - Banc of America Securities - Analyst

Okay, thanks very much, guys.

Operator

Robert Wertheimer.

Robert Wertheimer - Morgan Stanley - Analyst

Morgan Stanley. Good morning, everyone. My question is on Latin America. Your outlook swung positive from around 1% I think in 4Q to 15% now. The question is, what was the change? Is it demand? Or is it, similar to an earlier caller, your ability to produce that has improved?

Mike DeWalt - Caterpillar Inc. - Director IR

No, Rob, I'm sorry, can you just start that -- could you say that question over? I missed part of it.

Robert Wertheimer - Morgan Stanley - Analyst

Sure. In Latin America, your growth outlook I think is 15% now, up from I think 1% in 4Q, which is a strong improvement. I just didn't know if it was demand that you see improving; or whether it's your ability to produce that you see improving.

Mike DeWalt - Caterpillar Inc. - Director IR

I think the big driver in Latin America would be demand. We would ship product to Latin America from all over the world. We supply a lot of the core product out of Brazil. But remember, Latin America also has pretty good sales of mining product and big product for infrastructure that would come out of the US. So I think it has probably more to do with demand in Latin America.

Doug Oberhelman - Caterpillar Inc. - Group President

Yes, I would echo that. I was just down there on a trip. It had been a couple of years since I had been through, and it is just amazing how those economies have responded to what now is a fourth year of economic growth and development.

We are really seeing what appears, at least for the moment, a sustainable growth in demand, living standards, middle-class development. A lot of it, of course, is mining, but there is more than that going on. It is really refreshing. So we are pretty pleased with what we see, and it may run a while, given the strength of those countries' balance sheets these days.

Robert Wertheimer - Morgan Stanley - Analyst

Okay, thanks.

Mike DeWalt - Caterpillar Inc. - Director IR

Next question?

Doug Oberhelman - Caterpillar Inc. - Group President

The operator is not there?

Mike DeWalt - Caterpillar Inc. - Director IR

Angela, are you on?

Ann Duignan - Bear Stearns - Analyst

Hello? Mike? It is Ann Duignan. I just thought I would jump in since nobody else (multiple speakers).

Mike DeWalt - Caterpillar Inc. - Director IR

That's okay, go ahead, Ann. I think we have temporarily lost the operator. We are just about at the end of the call and I think we have time for you.

Ann Duignan - Bear Stearns - Analyst

Thank you very much. I appreciate that. Go Engines really.

Doug Oberhelman - Caterpillar Inc. - Group President

Ann, I have been telling you that for a long time, and we are going.

Ann Duignan - Bear Stearns - Analyst

Certainly they did accelerate, which is a good thing. My question is around -- given the expectation that the US construction industry could potentially get worse before it gets better, will or are your dealers having to incentivize customers into the market? And is Caterpillar supporting this? Is this partially what is going on with what you talked about earlier, with the change in the relationship with your dealers?

Then, on top of that, is your pricing number a growth pricing number? Does it include any discounting or favorable financing? Or is it a net price?

Mike DeWalt - Caterpillar Inc. - Director IR

I don't quite know how to answer the second part. The beginning part of it is -- almost always we have different merchandising programs with dealers. I think the change we made in the first quarter had more to do with terms between us and the dealer that might have previously encouraged them to hold more inventory than was probably necessary. So I don't think that is so much a factor in the price realization number.

The business is weak in North America, particularly for small machines. I think there is without a doubt more -- a higher level of merchandising programs in this quarter than there would have been a year ago.

Whether or not the pricing is for growth or not, I don't know quite know how to --. Can you help me with that a little bit, Ann? I mean, say it a different way? I don't --?

Ann Duignan - Bear Stearns - Analyst

Yes, when you give us guidance on the impact on your revenues or on your operating profit from pricing, is that just the price increases that you announced that are list price increases?

Mike DeWalt - Caterpillar Inc. - Director IR

I see. I'm sorry. Yes, I will clarify that. That is a combination of several factors. It is actual price increases, list price increases if you will. We call it dealer net. It is our price list if you will to the dealers, that increase. It is also net of the effect of geographic mix. It is also net of any merchandising programs that we have.

So if we discount for example to a local government, that would net off that number. It is not net of costs, but it is net of merchandising programs.

Doug Oberhelman - Caterpillar Inc. - Group President

I will just add here for a minute, we are watching North American -- actually worldwide pricing very, very closely. We will not lose our market position in any way, shape, or form. But there is a balance between price and market; and we always judge that.

But so far, the numbers on both sides have held up pretty well. We are pleased with where we are, but we're watching it very, very closely.

Ann Duignan - Bear Stearns - Analyst

Okay, but if you did have to increase your merchandising programs or your financing terms during the year, those would show up in the pricing number that we see on the pricing number that we see?

Doug Oberhelman - Caterpillar Inc. - Group President

Yes, they would. They would show up immediately. Again we watch it closely. But I can tell you, Cat has always been a hawk on our market position and will continue to be.

Ann Duignan - Bear Stearns - Analyst

I appreciate that. One follow-up then. Again, Financial Services. Your past dues were up 2.1%, roughly, compared to 1.58% a year ago. Your write-offs are up also. I know in your release that the business noted that the increases were in line with expectations. But again, if the US end-markets deteriorate further, particularly in construction, could we potentially see an increase in reserves in that business? Or could you give us some color on what is going on there and what the risks are in that business?

Mike DeWalt - Caterpillar Inc. - Director IR

You know, as we saw in the first quarter, you're absolutely right. That was included in this morning's Cat Financial release. When the market turns down, past dues do tend edge a bit; and provision does tend to go up a little bit. I think this morning they talked about, I think, it was a $7 million or $8 million profit hit on an increase in the provision.

So that -- we're not -- our customers are not immune from economic conditions. That said, Cat Financial has a long history of managing this actually very well. While the past dues and the provisions do change through the business cycle, it has never been at least in their history a significant problem for them. They have managed it pretty well. But you're right, it does ebb and flow a bit with the economy.

Ann Duignan - Bear Stearns - Analyst

Yes, I can appreciate that. Okay, we will speak to you off-line I guess with any more details. Thanks.

Mike DeWalt - Caterpillar Inc. - Director IR

Okay, thanks, Ann. One last comment and then I will turn it over to Doug. Thanks for joining us on our call today. I will remind you again if you would like to get a spot at our analyst meeting in Bauma, please call Angela or send her an e-mail. Thank you for participating on the call with us today.

Doug Oberhelman - Caterpillar Inc. - Group President

Yes, just before we close here, I want to come back to this what I would call international balance at Caterpillar. With a growing world outside the US and a growing Caterpillar presence, the first quarter we are very pleased with in terms of manifesting itself with the strategic direction we have been going.

I think that as time goes on, we will see more and more of a balance that should reward shareholders over time around the world, as we are able to sell and participate in markets around the world like we never have before. So with that, we will close; and we appreciate you all attending our call today.

Mike DeWalt - Caterpillar Inc. - Director IR

Thank you.

Operator

Thank you. Ladies and gentlemen, this does conclude today's conference call. You may disconnect your phone lines at this time and have a wonderful day. Thank you for your participation.